                             ACG CORPORATION LOGO



                            REPORT TO STOCKHOLDERS

                                 JULY 6, 1998

                        CONTENTS

                                                    PAGE
                                                    ----

Company Profile.............................          1

Letter to Shareholders......................          2

Business Strategy...........................          4

Selected Financial Data.....................          7

Management's Discussion and Analysis........          8

Index to Financial Statements...............         13

Corporate Information.......................         32

                                COMPANY PROFILE

        Advanced Communications Group, Inc. and its subsidiaries (the "Company") is a rapidly growing regional competitive local exchange carrier ("CLEC") that provides an integrated portfolio of telecommunications services in selected service areas of Southwestern Bell Telephone Company ("Southwestern Bell") and U S WEST Communications, Inc. ("U S WEST"). The Company offers a full range of telecommunications services, including local and long distance services, Internet access and cellular services, to residential customers and to small and medium-sized business customers primarily in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota, and Texas.

        The Company owns and operates a telecommunications network that includes six digital tandem switches located in Kansas, Oklahoma, South Dakota, and Texas. The Company also holds a 49% interest in KINNET, which operates one of the largest fiber optic networks in Kansas, covering over 880 route miles, and utilizes a Northern Telecom DMS 100/200 Switch. KINNET is currently completing a network buildout, which will increase the size of its network to approximately 1,417 miles. The Company plans to deploy additional switching infrastructure in several of its current markets over the next 24 months.

        ACG completed its initial public offering ("IPO") of its common stock, par value $.0001 per share ("Common Stock") on February 18, 1998. Cash proceeds from the offering, net of offering costs, were $99.9 million. Of this amount, $84.1 million was used to pay the cash portion of the acquired companies, $3.6 million was used to retire debt of the Company and the Acquired Companies, and $1.75 million was paid to a stockholder for a five-year non-compete agreement. In connection with the IPO, the Company simultaneously acquired all of the outstanding capital stock of Great Western Directories, Inc. ("Great Western"), Valu-Line of Longview, Inc. ("Valu-Line"),
     Feist Long Distance Service, Inc. ("Feist"), FirsTel, Inc. ("FirsTel") and Tele-Systems, Inc. ("Tele-Systems"), substantially all of the assets of Long Distance Management II, Inc. ("LDM II"), Long Distance Management of Kansas, Inc. ("LDM of Kansas"), The Switchboard of Oklahoma City, Inc. ("Switchboard"), and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KIN Network, Inc. ("KINNET") (collectively "Acquisitions" or "Acquired Companies").

                            LETTER TO SHAREHOLDERS

To Our Stockholders,

   At the time of this mailing, Advanced Communications Group, Inc. will have just completed its first full quarter of operations and will have been operating for just over 130 days since its initial public offering. During this time, we have successfully integrated and leveraged the operations of the nine companies acquired in connection with the IPO to create a unified enterprise. This unique roll-up strategy has placed ACG years ahead of where the Company would be, had we undertaken a traditional start-up strategy. Although we have been operating for only a short period of time, I feel it is important to take this opportunity to provide you with this report on our progress.

I am pleased to report on the following achievements in our first days of operations:

    * We achieved strong first-quarter operating results, continuing to maintain positive EBITDA. First quarter pro forma revenues were $32.2 million, an increase of 17 percent from the $27.5 million in the first quarter of 1997. First quarter pro forma EBITDA was $5.0 million. We are currently EBITDA positive--a significant achievement in our industry.

    * We increased the number of our local access lines in service to 26,893 at March 31, 1998, from the 18,270 we had installed at year end 1997.

    * Led by our sales and marketing management team, we increased our quota-bearing sales force to 280 people and opened 20 sales offices. Our sales and marketing leadership team not only have proven track records of outstanding performance in telecommunications sales, but they also have the energy and vision that has already been manifested through the growth of our customer base.

    * We have begun to cross-sell telecommunications services to our yellow pages customers using that sales force to augment our telecommunications sales force. Our publishing division has established relationships with over 40,000 yellow pages advertising customers. By leveraging these existing relationships, ACG has the opportunity to make an immediate impact on growing our customer base.

    * We have made some outstanding additions to our management team in all functional areas of the Company. They have the skills and experience to play in the big leagues. Forty-two of the Company's key management, and four senior members of KINNET, participated in an intense three day DesignShop, during which we designed an organization and created the business rule requirements for an Operations Support System (OSS) which will allow us to make the transition to a more efficient company, deploy switches, products, and services quickly, as well as better serve our customers. We are well on the way to selecting a new OSS and should begin deployment of its initial elements in the third quarter.

    * During the past 130 days, we have also continued to focus on building the infrastructure which will allow us to meet the scale and scope of operations anticipated in our business plan and which will allow us to become a successful facilities based integrated communications service provider. Specifically, we have a) centralized cash management, b) installed a new general ledger system that will allow us to consolidate all accounting by the fourth quarter, c) implemented a single sales compensation plan and d) consolidated marketing, and sales training across the entire company.

    We will continue our "Five Smarts" strategy by aggressively reselling services until we have sufficient market share in service areas to justify the capital deployment. So far, this strategy has enabled us to minimize capital expenditures and deployment risk while still allowing us to grow our customer base. We expect that by the end of the third quarter our customer base in select markets will have reached a critical mass that will enable us to convert to a facilities-based operations.

   Our goal is to maximize value to our customers, employees and stockholders. On the following pages we have outlined our plan, which I believe will allow us to accomplish this goal. We are in the midst of a very dynamic telecommunications environment with significant opportunities. Today, I am enthusiastic about the Company's prospects because I have a great deal of confidence in the ability of all our employees.

                                           Thank you for your support.

                                           /s/ Richard Anthony

                                           Richard Anthony
                                           Chairman of the Board and
                                             Chief Executive Officer

                               BUSINESS STRATEGY

   The Company believes that the ongoing deregulation of the telecommunications industry has created significant opportunities for companies that offer an integrated bundle of services at prices below those offered by incumbent service providers. The Company's objective is to strengthen its market position within its markets by focusing on underserved customers in small and medium-sized markets. By utilizing a combination of leased and owned network facilities the Company believes it has a competitive advantage over incumbent carriers and other providers against which the Company competes. The Company intends to pursue its strategy of offering a bundle of "one-stop" integrated telecommunications services tailored to its customers' specific requirements and needs.

   The Company's objective is to become a leading provider of integrated telecommunications services primarily to businesses in Kansas, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota and Texas and a significant provider of those services in Arkansas, Colorado and Montana (the "Region"). The Company believes that it can achieve those goals with the following strategy:

PLAN SMART

    * Focus on small and medium-sized businesses, residential customers and select vertical market segments in small to mid-sized cities in the Region. The Company believes that competition from other CLECs and ILECs is less intense in these areas because, in many cases, the ILECs have reduced their efforts to serve and defend these smaller territories in response to the competitive threat in their major market cities. In addition, by focusing its sales efforts in territories served by ILEC central offices where collocation is a viable economic alternative, the Company believes it can build a loyal customer base through the resale of local services prior to building the infrastructure necessary to support facilities-based local service.

SELL SMART

    * Sell into established customer relationships by marketing local telephone services to the Company's existing yellow page and long distance customers. Because the Company only recently began to offer additional telecommunications services to its long distance customers, only a small portion of these customers has been targeted to subscribe to the Company's local, Internet access or cellular services. In addition, the Company will begin to offer its bundle of telecommunications services to the approximately 70,000 yellow page customers to whom it has access. The Company believes that it has a substantial reservoir of prospective business customers who are already familiar with some aspects of its services.

    * Bundle services to bring value to the Company's customers, increase total revenue per customer, reduce selling costs and minimize customer churn. The Company currently bundles and bills local, long distance, and cellular services and believes it can enhance its overall margins by combining its yellow page and Internet services with these traditional telecommunications services.

    * Offer enhanced services that have less competition and higher margin potential, such as high speed data transport, Internet access, Web Page design and support, and integrated voice, data and video communications services.

BUILD SMART

    * Predicate growth strategies on the recognition that network capacity is increasingly becoming a commodity. By first focusing on acquiring customers through resale of local, long distance, cellular and Internet services, the Company believes that it can secure customer relationships, produce a consistent revenue stream, and evolve an economic strategy for serving customers.

    * The Company currently resells the network facilities of ILECs to provide local service to its customers. During 1999 and thereafter, the Company will continue to focus on reselling local service, while at the same time implementing a substantial effort to acquire unbundled loops and local fiber. By interconnecting with the ILEC in its central office and acquiring unbundled loops, the Company should be able to reduce its cost of providing service and capture the additional revenue paid by interexchange carriers ("IXCs") for local access. The Company should also be able to further reduce its local and long distance costs by acquiring rights to local and intercity fiber and other high bandwidth capacity within the Region. By adding its own circuit and packet switches to this bandwidth, the Company believes it can add value, offer new products, and better control the quality of its service. Finally, where economically advantageous, the Company intends to construct fiber and other network facilities.

    * The Company's service strategy includes not only developing network facilities to directly serve customers, but also enhancing its operational support system ("OSS") to provide network monitoring and control, flow-through provisioning, customer care, and enhanced billing functionality.

GROW SMART

    * Increase the Company's sales force to rapidly market the Company's services in all targeted service areas and thereafter to expand into other areas within the Region. The Company recognizes it has an opportunity to expand its yellow page base into other market areas as well as to expand its service offering with World Pages, a specialized Web site development and hosting service to which the Company has the exclusive marketing rights in its service area.

    * Evaluate attractive acquisition candidates in the Region. The Company intends to target leading local companies whose customers can be added to the Company's existing network without significant expenditures for infrastructure additions. By aggregating the traffic of several companies with its existing network, the Company expects to increase the utilization of its equipment, consolidate its buying power and enhance its ability to negotiate more attractive contracts with third-party suppliers of network services.

    * Pursue the formation of additional strategic alliances with other yellow page publishers, utility companies, cooperatives and others in order to create marketing alliances that give the Company access to large, stable customer bases to whom it can sell its bundle of telecommunications services. The Company currently has a five-year strategic relationship with Feist Publications, Inc. ("FPI"), a 20-year publisher of yellow page directories in 15 markets in the Region, through which the Company's telecommunications sales force has access to FPI's 29,000 yellow page advertisers in the Region. The Company has another strategic relationship that will allow it to solicit approximately 15,000 business customers of PAM Oil, Inc. primarily in Idaho, Minnesota, Montana, North Dakota and South Dakota. Finally, the Company and Northwestern Public Service Company ("Northwestern") have entered into an agreement regarding the possible creation of a strategic alliance that would permit the Company to market its telecommunications services to that utility's approximately 100,000 electric and natural gas business and residential customers in South Dakota and Nebraska.

SERVE SMART

    * Provide not only the highest quality customer service but also become an industry leader in the deployment of innovative technology and services. The Company believes that by prudently using new technology and by offering new services, especially enhanced data applications, it can become a low cost provider, maintain high value for its customers and differentiate itself from other commodity providers. These services will include data transport services such as frame relay, transparent LAN, Internet content, and other packet-based integrated multimedia services. The Company's senior management team has considerable experience in developing and deploying these services.

                                                   SELECTED FINANCIAL DATA

                                    (In thousands, except per share data and "Other Data")

                                          Pro Forma
                                         Fiscal Year             Pro Forma Three            Actual Three
                                           Ended<F1>             Months Ended<F1>          Months Ended<F2>
                                         -------------     ----------------------------    ----------------
                                         December 31,        March 31,       March 31,        March 31,
                                             1997              1997             1998            1998
RESULTS OF OPERATIONS                    ------------      ------------     -----------      -----------
Revenues:
    Telecommunications.............        $46,045           $11,054        $13,766             $ 6,551
    Directory......................         43,247            16,474         18,429               9,183
                                           -------           -------           -------          -------
        Total revenue..............         89,292            27,528         32,195              15,734
Operating costs:
    Cost of services...............         50,435            14,054         16,951               7,647
    Selling, general and
      administrative expenses......         30,705             8,795         10,304               5,963
    Depreciation and
      amortization.................          9,306             2,293          2,344               1,202
    Stock-based compensation.......            870                --          1,760               1,760
                                           -------           -------           -------          -------
        Income (loss) from
          operations...............         (2,024)            2,386            836                (838)
Other income (expense):
    Other..........................            253                45             58                  30
    Interest expense...............           (775)             (352)          (392)               (282)
    Equity in losses of KINNET.....           (854)             (253)          (154)                (68)
                                           -------           -------           -------          -------
Income (loss) before income
  taxes............................         (3,400)            1,826            348              (1,158)
Income tax expense.................          2,177             1,565            948                 (34)
                                           -------           -------           -------          -------
        Net income (loss)..........        $(5,577)          $   261        $  (600)            $(1,124)
                                           =======           =======           =======          =======
Basic and diluted earnings (loss)
  per share........................        $  (.28)          $   .01        $  (.03)            $  (.07)
                                           =======           =======           =======          =======


FINANCIAL POSITION<F2>

                                        March 31, 1998
                                        --------------
    Net working capital............       $  20,519
    Total assets...................         172,055
    Total debt.....................          18,611
    Total equity...................         136,515

OTHER DATA
                                        March 31, 1998
                                        --------------
    Business customers.............          31,415
    Residential customers..........          12,814
    Local access lines in
      service......................          26,893
    Directories distributed in
      1997.........................       2,736,000


--------
<F1>The Company completed its initial public offering on February 18, 1998, concurrently with the acquisition of nine operating companies and a 49% interest in another company. The pro forma results for fiscal years 1996 and 1997, and the three months ended March 31, 1997 and 1998, were prepared giving effect to the offering and the acquisitions as if they had occurred on January 1, 1997. This pro forma financial information should be read in conjunction with the pro forma financial statements included elsewhere in this Report.

<F2>Actual results include the operation of the parent Company for the three month period ended March 31, 1998, and the results of the acquired companies only for the period February 18, 1998, to March 31, 1998.
    Such information was derived from the unaudited financial statements of the Company for the three months ended March 31, 1998, included elsewhere in this report.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements, the notes thereto and the other financial data included elsewhere in this Report. The Business Strategy section and the following discussion contains certain forward-looking statements with respect to the Company's expectations regarding its business. These forward-looking statements are subject to certain risks and uncertainties described below which may cause actual results to differ significantly from such forward-looking statements.

    The Company expects to generate negative earnings before interest, income taxes, depreciation and amortization ("EBITDA") while it focuses on further development of its telecommunications services business and until it establishes a sufficient revenue-generating customer base. There can be no assurance that an adequate revenue base will be established. There can be no assurance that it will achieve or sustain profitability or generate sufficient EBITDA to meet its working capital, capital expenditures and debt service requirements, which could have a material adverse effect on the Company's business, operating results and financial condition.

    The Company's viability, profitability and growth will depend upon its ability to implement its business plan which will be subject to numerous risks, many of which are outside of the Company's control, and any of which could require substantial changes to its plans or otherwise alter the time frame or budgets the Company currently contemplates. Such risks include (i) the risks of unfavorable regulatory changes; (ii) identifying, financing and completing suitable acquisitions; (iii) risks associated with developing its operational support and back office systems; (iv) risks associated with entry into new markets; (v) risks associated with recruiting and training new employees; and
(vi) risks typically associated with any business venture, such as unanticipated costs and expenses. There can be no assurance that the implementation of the Company's current business plan will be successful.

YEAR 2000

    Many computer software systems, as well as certain hardware and equipment containing date sensitive data, were structured to utilize a two-digit year field, meaning, among other things, that they may not be able to properly recognize dates in the year 2000. This could result in significant system and equipment failures. While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then actually function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant resulting in any loss of such services, it could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows. Unanticipated problems in any of the above areas, or the Company's inability to implement solutions in a timely manner or to upgrade existing systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives and on its financial condition, results of operations and cash flows. It is not possible to quantify the aggregate cost to the Company with respect to customers and suppliers with Year 2000 problems. The Company is currently in the planning stages of developing new data processing systems throughout its organization for management, operating and financial information.

OVERVIEW OF THE COMPANIES' SOURCES OF REVENUES AND EXPENSES

    The Company derives its revenues primarily from the provision of telecommunications services and the sale of advertising space in yellow page directories.

    Telecommunications Services Revenues and Price Declines. The Company's telecommunications services principally include long distance and local services, Internet access, cellular service and other enhanced services. Their telecommunications revenues are derived principally from minutes of long distance telecommunications traffic carried. The domestic revenue per minute and domestic cost per minute have declined steadily over the last several years, while the domestic billable minutes of use attributable to long distance operations have increased substantially over the same period.

    The Company generally prices its long distance services at a discount to the primary carrier or carriers in each of its markets. The Company has generally experienced and expects to continue to experience declining revenue per minute in all of its markets as a result of increased competition; however, due to technological innovation and substantial available transmission capacity, transmission costs in the telecommunications industry have often declined at a more rapid rate than prices. There can be no assurance that this relationship will continue. Industry observers predict that, early in the next decade, telephone charges will no longer be based on the distance a call is carried. As a consequence, the Company could experience a substantial reduction in its margins on long distance calls which, absent a significant increase in billable minutes of traffic carried or charges for additional services, could have a material adverse effect on the Company's financial position and results of operations.

    Local service revenues, which the Company expects to increase in future periods, represent the resale at a discount of the local carrier services provided primarily by Southwestern Bell and U S WEST. In most of the Company's market areas, local service is sold on a flat monthly fee basis. Certain of the subsidiaries of the Company have recently commenced reselling cellular service in certain markets and the revenues generated to date from these activities have not been material.

    Yellow Page Publishing Revenues. Yellow page publishing revenues are attributable to the sale of advertising space in the directories that serve its 17 market areas in Texas, three market areas in Oklahoma and three market areas in California. Revenues are recognized when each directory is substantially delivered. While the yellow page business is not seasonal, five of its directories which have for the last several years accounted for approximately one-third of its annual revenues are published in the first quarter. The gross margin on these directories is generally significantly higher than other directories published. Consequently, yellow page publishing, gross margin and gross profit in the first quarter are usually higher than those in subsequent quarters. Directories are typically published annually in each market area. Increases in revenues have generally been attributable to increases in the number and size of advertisements in the directories.

    When the Company's publishing subsidiary, Great Western, expands into a new yellow page market, it typically seeks to attract its targeted customers by producing and publishing a full scale initial directory in which it gives away advertising space. Thus on a first directory in a new market (the "prototype year"), Great Western may have substantial expenses, depending on the size of the market, with little or no offsetting revenues. During the last three fiscal years, the expenses associated with the first publication of a directory in a market have ranged from approximately $.5 million to $2.0 million, depending on the size of the market. Great Western sells advertising in the second directory in a market (the "first sold year"), after the advertisers have had an opportunity to experience the reception of the new yellow page directory and their advertisements in the marketplace. Generally, the Company is able to convert the majority of the advertisers who receive free advertising in the prototype directory into paying customers for the first sold year. In a new market, however, the Company has no prior first-hand credit experience with its advertising customers, and therefore usually has disproportionate bad debt expense with respect to the directory for the first sold year. Once in a market, Great Western may seek to increase its geographic coverage by expanding outward from its initial service area.

    Cost of Services--Telecommunications Services. The Company has an extensive network that connects a number of cities in its service area and upon which it can transmit its customers' long distance calls. These "on-net" facilities include the Company's switches, a web of leased access trunks that connect those switches to the local exchange carrier's switches, DS1 and DS3 lines that connect certain high volume customers to the Company's switches and leased lines from other long-haul carriers. Once a long distance call reaches one of the Company's switches, it can be routed over the Company's network or, if the Company does not have an "on-net" connection, over the network of another long-haul carrier from which the Company purchases access. The bulk of the Company's "off-net" termination services are provided by large long distance companies with long haul transmission capabilities.

    Because of its ownership interest in KINNET, the Company expects to consolidate some of its traffic in KINNET's area of operations on the KINNET network. Further, the Company expects that it will obtain pricing reductions from KINNET with respect to the traffic that the Company consolidates on the KINNET network.

    The Company's cost of long distance services comprises the costs associated with acquiring switched transmission and leased line capacity. Switched transmission capacity is acquired on a per-minute basis (with volume discounts) and is, therefore, a variable cost. Virtually all calls carried by the Company must be originated or terminated over another carrier's facilities and access charges must be paid to utilize those facilities. Termination, origination and access charges on calls are paid by the Company to incumbent local exchange carriers. Leased transmission capacity is typically acquired on a fixed cost basis, generally involving fixed monthly payments regardless of usage levels. Accordingly, once certain volume levels are reached, leased line capacity is more cost effective than switched transmission capacity. The Company expects to be able to obtain better pricing because of the substantial number of minutes of traffic generated by its subsidiaries on a combined basis. Although the Company has entered into four take-or-pay agreements with other carriers in order to maximize volume discounts, since their inception the minimum usage levels under these contracts have been met, and the Company has not incurred any obligation to make cash payments in lieu of usage under these agreements.

    At present the Company provides local services by reselling the local services of other local exchange carriers at a discount from the prices charged by those carriers to individual customers. The cost of providing such services depends on the rates which the Company can negotiate from those carriers.

    Cost of Services--Yellow Page Publishing. The principal components of cost of service relate to sales commissions, paper and publishing costs, colorizing advertisements and delivery expenses. The introduction of a new directory of significant size would increase the Company's aggregate yellow page cost of services. Great Western contracts with third parties for printing and delivering its directories and routinely purchases its paper requirements from third party suppliers.

    Selling, General and Administrative Expenses. The Company sells its telecommunications services and advertising space in its yellow page directories primarily through commissioned sales personnel, advertising, internal and external marketers and agents. Therefore, selling expenses consist primarily of advertising and promotion costs, salaries and commissions of employees and agents and expenses related to the provision of customer service.

RESULTS OF OPERATIONS

  GENERAL

    Prior to February 1998, Advanced Communications Group, Inc. had not conducted any operations other than those relating to the IPO and the Acquisitions. Consequently, the actual financial statements included herein relate only to the parent company prior to February 18, 1998, but include the results of the Acquired Companies for the period February 18, 1998 to March 31, 1998. Certain pro forma operating information is presented for comparative purposes as if the IPO and the Acquisitions had occurred on January 1, 1997. The pro forma financial information does not purport to represent the Company's results of operations that would have actually occurred if the IPO and the Acquisitions had in fact occurred on the date stated above. Since the Acquired Companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. This information should be read in conjunction with the unaudited pro forma financial statements that reflect the results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements.

    The following table sets forth, for the periods presented, certain pro forma information relating to the operations of the Company, expressed as a percentage of revenues, excluding stock-based compensation expense and the nonrecurring litigation settlement:

                                                                           PRO FORMA
                                                      PRO FORMA          THREE MONTHS         ACTUAL THREE
                                                     YEAR ENDED             ENDED             MONTHS ENDED
                                                     ------------     ------------------      -------------
                                                     DECEMBER 31,          MARCH 31,            MARCH 31,
                                                        1997           1997         1998          1998
                                                     ------------     -----         ----      -------------
Telecom revenues.................................       51.6%          40.2%         42.8%       41.6%
Directory revenues...............................       48.4           59.8          57.2        58.4
                                                       -----          -----         -----        -----
        Total revenues...........................      100.0          100.0         100.0        100.0
Cost of services.................................       56.5           51.1          52.7         48.6
Selling, general and administrative expenses.....       34.4           31.9          32.0         37.9
Depreciation and amortization....................       10.4            8.3           7.3          7.6
                                                       -----          -----         -----        -----
        Income from operations...................       (1.3)           8.7           8.0          5.9
                                                       =====          =====         =====        =====

  PRO FORMA COMBINED RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1998

    Pro forma revenues for the three months ended March 31, 1998, increased 17.0% to $32.2 million from $27.5 million in the first quarter of 1997. Revenues from telecommunication services were $13.7 million, or 42.8% of total revenues, compared to $11.1 million and 40.2% of total revenues in 1997. The increase in telecommunications revenues is due to increased local service revenue as the Company implemented aggressive sales and marketing of local services in addition to its traditional long-distance services. The Company did not provide any local service in the first quarter of 1997, compared to first quarter 1998 pro forma local service revenue of $2.2 million on approximately 27,000 local access lines in service at March 31, 1998. Pro forma directory revenues increased 11.9% to $18.4 million from $16.5 million in the 1997 first quarter. The Company distributed five directories in both the first quarter of 1998 and 1997. Approximately $1.0 million of the increase is due to higher advertising revenue from recurring directories, and approximately $1.6 million of the increase is due to the net impact of a larger directory distributed during the first quarter of 1998 which was partially offset by another directory that was completed in the 1997 first quarter but not in the first quarter of 1998.

    Pro forma cost of services for the three months ended March 31, 1998, increased to $17.0 million from $14.1 million in 1997, an increase of 20.6%. Pro forma cost of services as a percentage of total revenues was 52.7% in 1998 compared to 51.1% in 1997. Telecommunication services pro forma gross margin was 30.0% in the first quarter of 1998 compared to 36.4% in 1997. The lower gross margin percentage of the telecommunication segment in the first quarter of 1998 is due to the aforementioned increase in local service revenues because gross margin from local service is lower than long distance gross margin. The Company is currently a reseller of local and other services, which substantially increases costs. To improve margins, the Company ultimately plans on becoming a facilities-based provider of local service in selected markets as its customer base increases in those markets to justify investment in facilities. The lower pro forma gross margin in the first quarter of 1998 is also partially attributable to higher costs associated with directory publications. The pro forma gross margin percentage from the directory publishing division was 56.5% in the first quarter of 1998, a decrease of .9% from 57.4% in 1997.

    Pro forma selling, general and administrative expenses for the first quarter ended March 31, 1998, increased to $10.3 million from $8.8 million in 1997. As a percentage of total revenues, pro forma selling and administrative costs were 32.0% in the first quarter of 1998, and 31.9 % in 1997. The increase is due primarily to the direct costs associated with the higher sales volume. The Company expects that its selling, general and administrative costs as a percentage of sales will increase as the Company undertakes more aggressive sales and marketing programs to develop its businesses.

    Stock-based compensation of $1.8 million was expensed in the three months ended March 31, 1998, relating to 300,000 stock options issued in December 1997. The options vested equally over a three-month period beginning on the date of the grant. This amount represents the remaining two thirds of the total compensation expense expected to be realized based on the estimated fair market value of the options on the date of the grant. The balance was recognized in the fourth quarter of 1997.

    Pro forma income tax expense was $.9 million in the first quarter of 1998 compared to $1.6 million in 1997. The decrease is due to lower taxable income in 1998 than in 1997. The Company's effective tax rate is substantially higher than statutory tax rates principally because amortization of certain intangible assets is not deductible for tax purposes.

    Pro forma net loss was $.6 million, or $.03 per share, in the three months ended March 31, 1998, compared to pro forma net income of $.3 million, or $.01 per share in 1997 first quarter. The decrease is due primarily to the stock-based compensation expense of $1.8 million. Excluding this item, net income for the quarter ended March 31, 1998, would have been $.5 million, or $.02 per share. The increase in net income excluding the stock-based compensation expense is due to the increased income from the directory publishing division offset partially by higher costs associated with local service revenue.

    Pro forma earnings before interest, taxes, depreciation, amortization, equity interest in KINNET and stock-based compensation (EBITDA) increased to $5.0 million for the three months ended March 31, 1998, from $4.7 million for the three months ended March 31, 1997. The increase is primarily due to increases in earnings from both the directory and telecommunications operations in 1998 offset partially by higher general and administrative costs associated with the Company's new organization structure. EBITDA is a measure commonly used in the telecommunications industry and is presented to assist in an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principals. EBITDA may not be comparable with other similarly titled measures of other companies.

  ACTUAL PERIOD ENDED MARCH 31, 1998

    Actual results for the period ended March 31, 1998, include only activity of the parent Company from January 1, 1998 to February 18, 1998. On February
18, the Company completed the Acquisitions and therefore, actual results include only the activity of the Acquired Companies from February 18, 1998 to March 31, 1998. For the period ended March 31, 1998, actual loss from operations was $.8 million. Excluding the stock-based compensation of $1.8 million, $1.1 million net of tax, the Company had income from operations of $.9 million, or 5.9% of total revenues, and a net loss of $.1 million, or (.4%) of total revenues. The decrease in income from operations and net income, excluding the stock-based compensation expense, expressed as a percentage of revenues when compared to pro forma results is due primarily to higher general and administrative costs associated with the Company's new organization structure. The Company had no operating revenue in 1997 and was engaged principally in activities relating to the IPO and the acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's working capital at March 31, 1998, was $20.5 million and its ratio of current assets to current liabilities was 2.1 to 1.0. Total debt outstanding was $18.6 million and its debt to equity ratio was approximately one to seven.

    On February 18, 1998, the Company completed its initial public offering and simultaneously acquired nine operating companies and a 49% interest in another company. Cash proceeds from the offering, net of offering costs, were $99.9 million. Of this amount, $84.1 million was used to pay the cash portion of the acquired companies, $3.6 million was used to retire debt of the Company and the Acquired Companies, and $1.75 million was paid to a stockholder for a five-year non-compete agreement. Stockholders of the Acquired Companies that became executive officers or directors of the Company upon the consummation of the Acquisitions received approximately $35.6 million of the cash purchase price paid for the Acquisitions.

    The Company expects that it will meet its short-term working capital and capital requirements from a combination of cash remaining from the initial public offering, internally generated funds, and a revolving credit facility which it intends to negotiate. The Company continues to evaluate other financing opportunities while utilizing cash from operations and the IPO.

    The $17.0 million of notes issued to stockholders of Great Western and FirsTel in the Acquisitions will be subordinated to the first $50.0 million of outstanding bank debt.

    The Company expects to expend approximately $33.0 million in 1998 to fund the acquisition of additional circuit and packet switches, the leasing of bulk fiber optic capacity from others and the purchase of other capital assets.


                    INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----

ADVANCED COMMUNICATIONS GROUP, INC. UNAUDITED PRO FORMA
  COMBINED FINANCIAL STATEMENTS

Unaudited Pro Forma Combined Statements of Operations for
  the year ended December 31, 1997 and the three months
  ended March 31, 1997 and 1998.............................       14

Unaudited Pro Forma Combining Statement of Operations for
  the year ended December 31, 1997..........................       15

Unaudited Pro Forma Combining Statement of Operations for
  the three months ended March 31, 1998.....................       16

Notes to Unaudited Pro Forma Combined Statements of
  Operations................................................       17

ADVANCED COMMUNICATIONS GROUP, INC.

Report of Independent Auditors..............................       19

Consolidated Statements of Operations for the Period from
  Inception (June 6, 1996) to December 31, 1996, the year
  ended December 31, 1997 and the three months ended March
  31, 1997 and 1998 (unaudited).............................       21

Consolidated Balance Sheets as of December 31, 1996 and 1997
  and March 31, 1998 (unaudited)............................       22

Consolidated Statements of Changes in Stockholders' Deficit
  for the Period from Inception (June 6, 1996) to March 31,
  1998 (unaudited)..........................................       23

Consolidated Statements of Cash Flows for the Period from
  Inception (June 6, 1996) to December 31, 1996, the year
  ended December 31, 1997 and the three months ended March
  31, 1997 and 1998 (unaudited).............................       24

Notes to Consolidated Financial Statements..................       25

                                         ADVANCED COMMUNICATIONS GROUP, INC.

                                UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                          (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          PRO FORMA
                                                          FISCAL YEAR            PRO FORMA THREE
                                                           ENDED<F1>             MONTHS ENDED<F1>
                                                          ------------      ----------------------------
                                                          DECEMBER 31,       MARCH 31,        MARCH 31,
                                                              1997             1997            1998
                                                          ------------      ------------     ---------
Revenues:
    Telecommunications..............................        $46,045           $11,054          $13,766
    Directory.......................................         43,247            16,474           18,429
                                                            -------           -------          -------
        Total revenue...............................         89,292            27,528           32,195
Operating costs:
    Cost of services................................         50,435            14,054           16,951
    Selling, general and administrative expenses....         30,705             8,795           10,304
    Depreciation and amortization...................          9,306             2,293            2,344
    Stock-based compensation........................            870                --            1,760
                                                            -------           -------          -------
        Income (loss) from operations...............         (2,024)            2,386              836
Other income (expense):
    Other...........................................            253                45               58
    Interest expense................................           (775)             (352)            (392)
    Equity in losses of KINNET......................           (854)             (253)            (154)
                                                            -------           -------          -------
Income (loss) before income taxes...................         (3,400)            1,826              348
Income tax expense..................................          2,177             1,565              948
                                                            -------           -------          -------
        Net income (loss)...........................        $(5,577)          $   261          $  (600)
                                                            =======           =======          =======
Basic and diluted earnings (loss) per share.........        $  (.28)          $   .01          $  (.03)
                                                            =======           =======          =======

--------
<F1>The Company completed its initial public offering on February 18, 1998, concurrently with the acquisition of nine operating companies and a 49% interest in another Company. The pro forma results for fiscal year 1997, and the three months ended March 31, 1997 and 1998, were prepared giving effect to the offering and the acquisitions as if they had occurred on January 1, 1997.

                         See accompanying notes to unaudited pro forma financial statements.


                                                ADVANCED COMMUNICATIONS GROUP, INC.

                                       UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                                                FOR THE YEAR ENDED DECEMBER 31, 1997
                                                 (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           OTHER                     HISTORICAL         PRO FORMA
                              GREAT                      FOUNDING                       BASIS          ADJUSTMENTS       PRO FORMA
                             WESTERN      VALU-LINE      COMPANIES        ACG         COMBINED        (SEE NOTE 3)        COMBINED
                             -------      ---------      ---------        ---        ----------       ------------       ---------
Revenues:
    Telecommunications
      services...........    $    --       $12,022        $34,023       $    --        $46,045           $    --         $   46,045
    Yellow page
      publishing.........     43,247            --             --            --         43,247                --             43,247
                             -------       -------        -------       -------        -------           -------         ----------
        Total revenues...     43,247        12,022         34,023            --         89,292                --             89,292
Cost of services.........     20,521         6,615         23,299            --         50,435                --             50,435
Selling, general and
  administrative
  expenses...............     16,186         3,772          8,676         2,071         30,705                --             30,705
Depreciation and
  amortization...........        235           475            606             3          1,319             7,987 <Fa>         9,306
Stock-based
  compensation...........         --            --             --           870            870                --                870
                             -------       -------        -------       -------        -------           -------         ----------
        Income (loss)
          from operations      6,305         1,160          1,442        (2,944)         5,963            (7,987)            (2,024)
Other income (expense):
    Other income and
      expense, net.......         86           (36)           203            --            253                --                253
    Interest expense.....        (50)         (135)          (214)         (256)          (655)             (120)<Fb>          (775)
    Equity in losses of
      KINNET.............         --            --             --            --             --              (854)<Fc>          (854)
                             -------       -------        -------       -------        -------           -------         ----------
Income (loss) before
  income taxes...........      6,341           989          1,431        (3,200)         5,561            (8,961)            (3,400)
Provision for income
  taxes..................      1,804            --             --            --          1,804               373 <Fd>         2,177
                             -------       -------        -------       -------        -------           -------         ----------
Net income (loss)........    $ 4,537       $   989        $ 1,431       $(3,200)       $ 3,757           $(9,334)        $   (5,577)
                             =======       =======        =======       =======        =======           =======         ==========
Pro forma net income per
  share..................                                                                                                $    (0.28)
                                                                                                                         ==========
Shares used in computing
  pro forma net income
  per share..............                                                                                                20,061,801
                                                                                                                         ==========

                                See accompanying notes to unaudited pro forma financial statements.

                                                ADVANCED COMMUNICATIONS GROUP, INC.

                                       UNAUDITED PRO FORMA COMBINING STATEMENT OF OPERATIONS
                                             FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                                 (IN THOUSANDS, EXCEPT SHARE DATA)

                                                           OTHER                     HISTORICAL         PRO FORMA
                              GREAT                      FOUNDING                       BASIS          ADJUSTMENTS       PRO FORMA
                             WESTERN      VALU-LINE      COMPANIES        ACG         COMBINED        (SEE NOTE 3)        COMBINED
                             -------      ---------      ---------        ---        ----------       ------------       ---------
Revenues:
    Telecommunications
      services...........    $    --       $ 3,250        $10,516       $    --        $13,766           $    --         $   13,766
    Yellow page
      publishing.........     18,429            --             --            --         18,429                --             18,429
                             -------       -------        -------       -------        -------           -------         ----------
        Total revenues...     18,429         3,250         10,516            --         32,195                --             32,195
Cost of services.........      8,019         1,862          7,070            --         16,951                --             16,951
Selling, general and
  administrative
  expenses...............      6,194           909          2,489           712         10,304                --             10,304
Depreciation and
  amortization...........         60            78            129           935          1,202             1,142 <Fa>         2,344
Stock-based
  compensation...........         --            --             --         1,760          1,760                --              1,760
                             -------       -------        -------       -------        -------           -------         ----------
        Income (loss)
          from operations      4,156           401            828        (3,407)         1,978            (1,142)               836
Other income (expense):
    Other income and
      expense, net.......         21            18             --            19             58                --                 58
    Interest expense.....         --           (29)           (19)         (262)          (310)              (82)<Fb>          (392)
    Equity in losses of
      KINNET.............         --            --             --           (69)           (69)              (85)<Fc>          (154)
                             -------       -------        -------       -------        -------           -------         ----------
Income (loss) before
  income taxes...........      4,177           390            809        (3,719)         1,657            (1,309)               348
Provision for income
  taxes..................         --            --             --            --             --               948 <Fd>           948
                             -------       -------        -------       -------        -------           -------         ----------
Net income (loss)........      4,177           390            809        (3,719)         1,657            (2,257)              (600)
                             =======       =======        =======       =======        =======           =======         ==========
Pro forma net income per
  share..................                                                                                                $    (0.03)
                                                                                                                         ==========
Shares used in computing
  pro forma net income
  per share..............                                                                                                19,624,920
                                                                                                                         ==========

                                See accompanying notes to unaudited pro forma financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

    The unaudited pro forma combined financial statements give effect to the acquisitions by Advanced Communications Group, Inc. (collectively with its predecessor, which it acquired in conjunction with the acquisitions described below, "ACG") of the outstanding capital stock or, in certain cases, the assets of Great Western Directories, Inc. ("Great Western"), Valu-Line of Longview, Inc. and Related Companies ("Valu-Line"), Feist Long Distance Service, Inc. ("Feist Long Distance"), FirsTel, Inc. ("FirsTel"), Long Distance Management I, Inc. and Long Distance Management of Kansas, Inc. (collectively, "LDM"), The Switchboard of Oklahoma City, Inc.
("Switchboard"), Tele-Systems, Inc. ("Tele-Systems"), and National Telecom ("National Telecom") and ACG's acquisition of 49% of the outstanding shares of KIN Network, Inc. ("KINNET") (Great Western, Valu-Line, Feist Long Distance, FirsTel, LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Acquired Companies", and Feist Long Distance, FirsTel,
LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Other Acquired Companies"). These acquisitions (the "Acquisitions") occurred concurrent with the closing of the IPO. The Acquisitions were accounted for using the purchase method of accounting. With respect to the Acquisitions, ACG is identified as the accounting acquirer for financial statement presentation purposes.

    The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what ACG's financial position or results of operations would actually have been if such transactions in fact had occurred on January 1, 1996 and are not necessarily representative of ACG's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere.

1. GENERAL

    ACG was founded to create a regional competitive local exchange carrier that primarily provides a portfolio of telecommunications services primarily to business customers in selected service areas of Southwestern Bell and U S WEST and publishes yellow page directories in selected markets in these Regions. ACG conducted no operations prior to the closing of the Offering.

    The historical financial statements reflect the financial position and results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements. The acquisition of the interest in KINNET is accounted for using the equity method of accounting, and the information with respect to KINNET was derived from its financial statements. The periods included in these pro forma financial statements for the individual Acquired Companies and KINNET are for the year ended December 31, 1997.

2. ACQUISITION OF ACQUIRED COMPANIES

    Concurrent with and as a condition to the closing of the Offering, ACG acquired all of the outstanding capital stock of Great Western, Valu-Line, Feist Long Distance, FirsTel and Tele-Systems, substantially all of the assets of LDM, Switchboard and National Telecom, and 49% of the outstanding capital stock of KINNET pursuant to the Acquisitions. The Acquisitions are accounted for using the purchase method of accounting with ACG being treated as the accounting acquirer.

    The consideration paid for the Acquisitions included (i) cash, (ii) Common Stock, (iii) promissory notes, and (iv) options and warrants to purchase 1.4 million shares of Common Stock. The number of shares of Common Stock issued in the Acquisitions was determined by dividing the agreed aggregate amount of $47.5 million by the initial public offering of the Common Stock price ($14.00 per share). In determining the amount to be recorded for accounting purposes for the component of the purchase price attributable to the shares of Common Stock issuable in the Acquisitions, the value of such shares was determined to be $37.9 million, which represents a discount of twenty percent due to restrictions on the sale and transferability of the shares issued.

                      ADVANCED COMMUNICATIONS GROUP, INC.

    The promissory notes issued in the Acquisitions consist of (i) $15.0 million in notes payable two years from the closing of the Acquisitions and bearing an annual rate of interest of five percent (5%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), (ii) $2.0 million in notes convertible into shares of Common Stock at the initial public offering price, payable two years from the closing of the Acquisitions and bearing an annual rate of interest of ten percent (10%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), and (iii) a $350,000 promissory note payable in three equal annual installments and bearing an annual interest rate of seven percent (7%), which note may be prepaid at any time. Pursuant to the terms of the notes discussed in (i) and (ii) above, an event of default would exist if the Company's senior debt (as defined) exceeds $50.0 million.

    The following table sets forth the components for accounting purposes of the consideration with respect to the Acquisitions:

                                                                                                            OPTIONS AND
                                                                                                             WARRANTS
                                                                                                            EXERCISABLE
                                                               VALUE OF                                         FOR
                                                                COMMON        PROMISSORY                      COMMON
ACQUISITION                                       CASH          STOCK            NOTES          OTHER          STOCK
-----------                                       ----         --------       ----------        -----       -----------
    Great Western..........................      $55,000       $ 8,000          $15,000         $ --         1,256,078
    Valu-Line..............................        6,613         4,160               --           --                --
    Other Acquired Companies...............       12,522        17,236            2,350          361           137,135
    Minority Investment in KINNET..........       10,000         8,000               --           --                --
                                                 -------       -------          -------         ----         ---------
    Total..................................      $84,135       $37,896          $17,350         $361         1,393,213
                                                 =======       =======          =======         ====         =========

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

  PRO FORMA ADJUSTMENTS FOR THE YEAR ENDED DECEMBER 31, 1997

    (a) Reflects the amortization of excess purchase price relating to the Acquired Companies which has been allocated to identifiable intangible assets including customer lists and goodwill. The customer lists are being amortized over periods ranging from 5-10 years and goodwill is being amortized over periods ranging from 25-40 years. Also, reflects the amortization of the five year, $1.1 million strategic alliance and non-compete agreement entered into with Northwestern Public Service Company.

    (b) Reflects an increase of $775,000 of interest expense attributable to debt issued as consideration for the Acquisitions, net of a reduction of $654,000 in interest expense on debt of the Acquired Companies which is to be repaid from the proceeds of the Offering.

    (c) Reflects the equity in losses of KINNET of $171,000 and $683,000 of amortization related to the excess purchase price which has been recorded as goodwill and is amortized over 25 years.

    (d) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.

  PRO FORMA ADJUSTMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1998

    (a) Reflects the amortization of excess purchase price relating to the Acquired Companies and the amortization of the five year, $1.1 million strategic alliance and non-competition agreement entered into with Northwestern Public Service Company for the period from January 1, 1998 to February 18, 1998, the date of closing of the IPO.

    (b) Reflects an increase of $82,000 of interest expense attributable to debt issued as consideration for the Acquisitions.

    (c) Reflects the equity in earnings of KINNET of $17,000 offset by $102,000 of amortization related to the excess purchase price for the period January 1, 1998 to February 18, 1998.

    (d) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.

                         INDEPENDENT AUDITORS' REPORT

       The Board of Directors
       Advanced Communications Group, Inc.

           We have audited the accompanying consolidated balance sheets of Advanced Communications Group, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in stockholders' deficit, and cash flows for the period from inception (June 6, 1996) through December 31, 1996 and for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communications Group, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the period from inception (June 6, 1996) through December 31, 1996 and for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

       KPMG Peat Marwick LLP



       Houston, Texas

       March 23, 1998

                         INDEPENDENT ACCOUNTANT'S REPORT


       The Board of Directors
       Advanced Communications Group, Inc.


           We have reviewed the accompanying consolidated balance sheets of Advanced Communications Group, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the three-month periods then ended. These financial statements are the responsibility of the Company's management.

           We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

           Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements as of and for the three months ended March 31, 1998 and 1997 for them to be in conformity with generally accepted accounting principles.

       KPMG Peat Marwick LLP



       St. Louis, Missouri

       May 14, 1998

                                 ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                          (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                 (UNAUDITED)
                                                                                              THREE MONTHS ENDED
                                                      INCEPTION TO     YEAR ENDED        ---------------------------
                                                      DECEMBER 31,    DECEMBER 31,       MARCH 31,         MARCH 31,
                                                          1996            1997             1997               1998
                                                      ------------    ------------       ---------         ---------
Revenues:
    Telecommunications..........................       $      --       $      --         $      --         $    6,551
    Directory...................................              --              --                --              9,183
                                                       ---------       ---------         ---------         ----------
        Total revenue...........................              --              --                --             15,734
Operating costs:
    Cost of services............................              --              --                --              7,647
    Selling, general and administrative
      expenses..................................             649           2,071               270              5,963
    Depreciation and amortization...............              --               3                --              1,202
    Stock-based compensation....................              --             870                --              1,760
                                                       ---------       ---------         ---------         ----------
        Income (loss) from operations...........            (649)         (2,944)             (270)              (838)
Other income (expense):
    Interest expense............................             (10)           (256)               --               (282)
    Equity in earnings (loss) of KINNET.........              --              --                --                (68)
    Other.......................................              --              --                --                 30
                                                       ---------       ---------         ---------         ----------
Income (loss) before incomes taxes..............            (659)         (3,200)             (270)            (1,158)
Income tax expense..............................              --              --                --                (34)
                                                       ---------       ---------         ---------         ----------
        Net income (loss).......................       $    (659)      $  (3,200)        $    (270)        $   (1,124)
                                                       =========       =========         =========         ==========
Basic and diluted earnings (loss) per share.....       $    (.08)      $    (.39)        $    (.03)        $     (.07)
                                                       =========       =========         =========         ==========
Weighted average common shares outstanding......       8,227,736       8,230,006         8,227,736         15,269,364
                                                       =========       =========         =========         ==========

                             See accompanying notes to consolidated financial statements.

                           ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                                       CONSOLIDATED BALANCE SHEETS
                                    (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                (UNAUDITED)
                                                                  DEC. 31,       DEC. 31,        MARCH 31,
                                                                    1996           1997            1998
                                                                  --------       --------       -----------
                           ASSETS
Current assets:
    Cash and cash equivalents...............................       $  34         $    --         $ 11,472
    Accounts receivable, net................................          --              --           23,509
    Deferred costs..........................................          --              --            2,638
    Prepaid expenses and other current assets...............           1              --              987
                                                                   -----         -------         --------
            Total current assets............................          35              --           38,606
                                                                   -----         -------         --------
Property, plant and equipment, net..........................           8               6            4,099
Intangible assets, net......................................          --              --          110,674
Equity investment in KINNET.................................          --              --           17,887
Other noncurrent assets.....................................          49           2,689              789
                                                                   -----         -------         --------
            Total other assets..............................          57           2,695          133,449
                                                                   -----         -------         --------
                                                                   $  92         $ 2,695         $172,055
                                                                   =====         =======         ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued liabilities................       $ 149         $ 2,098         $ 14,308
    Current maturities of long-term debt (related party)....         575           3,141            1,378
    Other current liabilities...............................          --              --            2,401
                                                                   -----         -------         --------
            Total current liabilities.......................         724           5,239           18,087
Long-term obligations:
    Long-term debt (related party)..........................          --              --           17,233
    Other noncurrent liabilities............................          --              --              220
                                                                   -----         -------         --------
            Total liabilities...............................         724           5,239           35,540
                                                                   -----         -------         --------
Stockholders' equity:
    Preferred Stock, Series A Redeemable Convertible........          --              --            1,122
    Common stock, $.0001 par value: 180,000,000 authorized;
      8,227,736; 8,232,276 and 19,624,920 shares issued,
      respectively..........................................          --              --                2
    Additional paid-in capital..............................          27           1,315          140,374
    Retained earnings (accumulated deficit).................        (659)         (3,859)          (4,983)
                                                                   -----         -------         --------
            Total stockholders' equity (deficit)............        (632)         (2,544)         136,515
                                                                   -----         -------         --------
                                                                   $  92         $ 2,695         $172,055
                                                                   =====         =======         ========

                       See accompanying notes to consolidated financial statements.

                                            ADVANCED COMMUNICATIONS GROUP, INC.

                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                        FOR THE PERIOD FROM INCEPTION (JUNE 6, 1996)
                                                      TO MARCH 31, 1998

                                             (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                      TOTAL
                                          COMMON STOCK                           ADDITIONAL                       STOCKHOLDERS'
                                       --------------------       PREFERRED       PAID IN        ACCUMULATED         EQUITY
                                       SHARES        AMOUNT         STOCK         CAPITAL          DEFICIT          (DEFICIT)
                                       ------        ------       ---------      ----------      -----------      -------------
Initial capitalization.........       8,277,736       $  1         $   --         $     27         $    --          $     27
Net loss.......................              --         --             --               --            (659)             (659)
                                     ----------       ----         ------         --------         -------          --------
BALANCE, December 31, 1996.....       8,277,736       $  1         $   --         $     27         $  (659)         $   (632)
Issuance of stock options and
  warrants.....................              --         --             --            1,237              --             1,237
Issuance of stock for services
  performed....................           4,540         --             --               50              --                51
Net loss.......................              --         --             --               --          (3,200)           (3,200)
                                     ----------       ----         ------         --------         -------          --------
BALANCE, December 31, 1997.....       8,232,276       $  1         $   --         $  1,314         $(3,859)         $ (2,544)
Issuance of stock options and
  warrants (unaudited).........              --         --             --            1,265              --             1,265
Issuance of preferred stock
  (unaudited)..................              --         --          1,122               --              --             1,122
Initial public offering, net of
  offering costs (unaudited)...       8,000,000          1             --           99,899              --            99,900
Issuance of stock for acquired
  companies (unaudited)........       3,392,644         --             --           37,896              --            37,896
Net loss (unaudited)...........              --         --             --               --          (1,124)           (1,124)
                                     ----------       ----         ------         --------         -------          --------
BALANCE, March 31, 1998
  (unaudited)..................      19,624,920       $  2         $1,122         $140,374         $(4,983)         $136,515
                                     ==========       ====         ======         ========         =======          ========

                                See accompanying notes to consolidated financial statements.

                                ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   (IN THOUSANDS)

                                                                                                   (UNAUDITED)
                                                                                               THREE MONTHS ENDED
                                                            INCEPTION TO     YEAR ENDED             MARCH 31,
                                                            DECEMBER 31,    DECEMBER 31,       -------------------
                                                                1996            1997            1997        1998
                                                            ------------    ------------        ----        ----
Cash flows from operating activities:
    Net income (loss)......................................    $(659)         $(3,200)         $(270)     $ (1,124)
    Adjustments to reconcile net earnings to net cash:
        Depreciation and amortization......................       --                3             --         1,202
        Stock-based compensation expense...................       --              870             --         1,760
        Equity in loss of KINNET...........................       --               --             --            68
        Change in assets and liabilities:
            Decrease (increase) in:
                Accounts receivable, net...................       (1)               1             --        (4,078)
                Deferred costs.............................       --               --             --         1,988
                Prepaid expenses and other current
                   assets..................................       --               --             --           455
                Other assets, net..........................       --               --             --          (239)
            Increase (decrease) in:
                Accounts payable and accrued liabilities...      148            1,950             --        (1,270)
                                                               -----          -------          -----      --------
            Net cash used in operating activities..........     (512)            (376)          (270)       (1,238)
                                                               -----          -------          -----      --------
Cash flows from investing activities:
    Cash paid for businesses acquired, net of $828 cash
      acquired.............................................       --               --             --       (83,277)
    Additions to property, plant and equipment, net........       (8)              --             --          (276)
                                                               -----          -------          -----      --------
            Net cash used in investing activities..........       (8)              --             --       (83,553)
                                                               -----          -------          -----      --------
Cash flows from financing activities:
    Borrowings (repayment) of long-term debt, net..........      574            2,566            270        (3,637)
    Increase in deferred offering costs....................      (48)          (2,223)            --            --
    Proceeds from common stock issuances, net of
      offering costs.......................................       27               --             --        99,900
                                                               -----          -------          -----      --------
            Net cash provided by financing activities......      553              343            270        96,263
                                                               -----          -------          -----      --------
Net increase (decrease) in cash and cash equivalents.......       33              (33)            --        11,472
Cash and cash equivalents--beginning of period.............       --               33             --            --
                                                               -----          -------          -----      --------
Cash and cash equivalents--end of period...................    $  33          $    --          $  --      $ 11,472
                                                               =====          =======          =====      ========

                            See accompanying notes to consolidated financial statements.

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE PERIOD ENDED DECEMBER 31, 1996, THE YEAR ENDED DECEMBER 31, 1997 AND
                THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998

            (ALL INFORMATION AS OF AND FOR THE THREE MONTHS ENDED
                      MARCH 31, 1997 AND 1998 IS UNAUDITED)

1. BASIS OF PRESENTATION

    Advanced Communications Group, Inc. ("ACG" or "Company"), a Delaware corporation, was founded to create a regional competitive local exchange carrier that primarily provides a portfolio of telecommunications services primarily to business customers in selected service areas of Southwestern Bell and U S WEST and publishes yellow page directories in selected markets.

    ACG completed its initial public offering ("IPO") of its common stock, par value $.0001 per share ("Common Stock") on February 18, 1998. Cash proceeds from the offering, net of offering costs, were $99.9 million. Of this amount, $84.1 million was used to pay the cash portion of the acquired companies, $3.6 million was used to retire debt of the Company and the Acquired Companies, and $1.75 million was paid to a stockholder for a five-year non-compete agreement. In connection with the IPO, the Company simultaneously acquired all of the outstanding capital stock of Great Western Directories, Inc. ("Great Western"), Valu-Line of Longview, Inc. ("Valu-Line"), Feist
Long Distance Service, Inc. ("Feist"), FirsTel, Inc. ("FirsTel") and Tele-Systems, Inc. ("Tele-Systems"), substantially all of the assets of Long Distance Management II, Inc. ("LDM II"), Long Distance Management of Kansas, Inc. ("LDM of Kansas"), The Switchboard of Oklahoma City, Inc.
("Switchboard"), and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KIN Network, Inc. ("KINNET") (collectively "Acquisitions" or "Acquired Companies").

    Prior to February 1998, ACG had not conducted any operations other than those relating to the IPO and the Acquisitions. Consequently, the actual financial statements included herein relate only to the parent company prior to February 18, 1998, but include the results of the Acquired Companies for the period February 18, 1998 to March 31, 1998. All intercompany accounts have been eliminated in consolidation.

    The interim financial statements for the three months ended March 31, 1997 and 1998, are unaudited. These interim financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the balance sheets, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--For purposes of reporting cash flows, cash equivalents include highly-liquid investments purchased with a maturity of three months or less.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line or an accelerated method over the respective lives of the assets. The estimated useful lives of the assets range from 3 to 31 years.

    INTANGIBLE ASSETS FROM BUSINESS ACQUISITIONS--Intangible assets resulting from the cost of businesses acquired exceeding the fair value of net assets acquired consist principally of the customer lists and goodwill. The value of customer lists and their estimated useful lives were determined using preliminary independent appraisals. Customer lists and goodwill are amortized on a straight-line basis over their estimated useful lives ranging from 5 to 10 years and 25 to 40 years, respectively. For the three months ended March 31, 1998, amortization expense relating to intangible assets was $971,000.

    DEFERRED COSTS--At December 31, 1997, the Company had deferred certain legal, accounting, appraisal and other costs incurred in connection with the Acquisitions and the IPO. At December 31, 1996 and 1997, deferred acquisition costs amounted to approximately $40,900 and $929,000, respectively, and deferred offering costs amounted to $2,700 and $1,756,800, respectively. When the Acquisitions were completed, deferred acquisition costs

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES were included in the determination of excess purchase price. Deferred offering costs were charged to additional paid-in capital upon the closing of the IPO.

    Deferred line acquisition costs include the direct costs incurred in connection with establishing local access line service for customers and are being amortized on a straight-line basis over the estimated life of the average customer local service contract.

    INCOME TAXES--Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting purposes and for income tax purposes. The Company's effective tax rate is substantially higher than statutory tax rates principally because amortization of certain intangible assets is not considered deductible for tax purposes. No provision for Federal, state and local income taxes has been made at December 31, 1996 and 1997 because the Company has sustained cumulative losses since its inception in June 1996. A 100% valuation allowance has been established for the related deferred tax asset.

    REVENUE RECOGNITION--Directory revenues are derived from the sale of advertising space in telephone directories and are recognized on the date that the directory is published and substantially delivered. If the estimate of total directory costs exceeds advertising revenues for a specific region's telephone directory, a provision is made for the entire amount of such estimated loss. Directory costs are deferred until the date that the directory is published and substantially delivered. Directory costs include all direct costs related to the publishing of a region's telephone directory, such as publishing and distribution expenses and commissions on sales, other sales expenses and depreciation and amortization. General and administrative costs are charged to expense as incurred.

    Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, no advertising revenues are derived from prototype directories. Because the future economic benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. The Company had no prototype directories for the periods ended March 31, 1998 and 1997.

    Telecommunications revenues are recognized when long-distance, local and toll free services are provided. Billings made in advance for local services are deferred until earned.

    STOCK BASED COMPENSATION--SFAS No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting required by Accounting Principles Board Opinion No. 25 ("APB No. 25"). The Company has elected to remain with the accounting in APB No. 25 and has included in these financial statements pro forma disclosures of net loss and net loss per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by the Company prior to January 1, 1997.

    NET EARNINGS (LOSS) PER SHARE--The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", which replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic
EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. In periods of net loss the dilutive impact of outstanding stock options, stock warrants and other common stock equivalents are anti-dilutive and are therefore not considered in calculating Diluted EPS.

    The weighted average shares outstanding were 8,227,736 for the period from inception (June 6, 1996) through December 31, 1996 and 8,230,006 for the year ended December 31, 1997. In calculating diluted EPS for the year ended December 31, 1997, options to purchase 1,525,000 shares of common stock at exercise prices ranging from $2.50 to $14.00 per share, and warrants to purchase 1,296,199 shares of common stock at exercise prices ranging from $2.50 to

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

$6.61 per share were outstanding during part of 1997 but were not included in the computation of diluted EPS due to their antidilutive effect.

    USE OF ESTIMATES--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The Company's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the interest rates on its notes payable and capital lease obligations represent fair market rates, and therefore their carrying value approximates fair value.

    COMPREHENSIVE INCOME--The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of the first quarter of 1998. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components, however it has no impact on the Company's net income or stockholders' equity. For the quarters ended March 31,1998 and 1997, the Company did not incur items to be reported in comprehensive income that were not already included in the reported net earnings; therefore, comprehensive income (loss) and net income (loss) were the same for these periods.

3. ACQUISITIONS

    During the three months ended March 31, 1998, the Company completed the IPO. Concurrent with and as a condition to the closing of the IPO, ACG acquired all of the outstanding capital stock of Great Western, Valu-Line, Feist Long Distance, FirsTel and Tele-Systems, substantially all of the assets of LDM II and LDM of Kansas, Switchboard and National Telecom, and 49% of the outstanding capital stock of KINNET pursuant to the terms of the Acquisitions. The Acquisitions are accounted for using the purchase method of accounting with ACG being treated as the accounting acquirer. The interest in KINNET is accounted for under the equity method of accounting.

    The consideration paid for the Acquisitions included (i) cash, (ii) Common Stock, (iii) promissory notes, (iv) a payable for reimbursement of cash paid to purchase two companies in September 1997, and (v) options and warrants to purchase shares of Common Stock. For accounting purposes, in determining the amount to be recorded as the purchase price attributable to the shares of Common Stock issued for the Acquisitions, the value of such shares was determined to be $38.0 million, which represents a discount of twenty percent due to restrictions on the sale and transferability of the shares issued. The following table sets forth for accounting purposes the fair value of consideration paid with respect to the Acquisitions and the assets acquired:

                                                             (IN THOUSANDS)
Consideration Paid for Acquired Companies:
    Cash....................................................    $ 84,135
    Common Stock............................................      37,896
    Notes Payable...........................................      17,350
    Options and Warrants....................................         361
                                                                --------
            Total Purchase Price............................    $139,742
                                                                ========

Net Assets Acquired:
    Net working capital.....................................    $  9,829
    Property and equipment..................................       3,941
    Customer Lists..........................................      44,900
    Goodwill................................................      81,072
                                                                --------
            Total Assets Acquired...........................    $139,742
                                                                ========

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

    The promissory notes issued in the Acquisitions consist of (i) $15.0 million in notes payable two years from the closing of the Acquisitions and bearing an annual rate of interest of five percent (5%), which notes may be prepaid at any time and are subordinated to the Company's senior debt, (ii) $2.0 million in notes convertible into shares of Common Stock at the initial public offering price, payable two years from the closing of the Acquisitions and bearing an annual rate of interest of ten percent (10%), which notes may be prepaid at any time and are subordinated to the Company's senior debt, and
(iii) a $350,000 promissory note payable in three equal annual installments and bearing an annual interest rate of seven percent (7%), which note may be prepaid at any time.

    The following pro forma information presents results of operations as if the Acquisitions had occurred at the beginning of the periods presented. This pro forma information is based on historical information and does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of the combined companies.


PRO FORMA INFORMATION (Unaudited) (In Thousands)

                                                                                    THREE MONTHS ENDED
                                                                                   -----------------------
                                                                                   MARCH 31,      MARCH 31,
                                                       1996           1997           1997           1998
                                                       ----           ----         ---------      ---------
              Total revenues                         $85,414        $89,292        $27,528        $32,195

              Net income (loss)                      $   171        $(5,577)       $   261        $  (600)

              Earnings (loss) per share              $   .00        $  (.28)       $   .01        $  (.03)

4. TRANSACTIONS WITH RELATED PARTIES

  COMMON OWNERSHIP AND MANAGEMENT

    At December 31, 1996 and 1997, a total of 7,986,074 shares and 7,915,192 shares, respectively, of the Company's Common Stock was owned by Consolidation Partners Founding Fund, L.L.C., ("CPFF") and by individuals who then served as directors of both the Company and CPFF and who own the controlling interest in CPFF.

  SUBORDINATED PROMISSORY NOTE IN FAVOR OF CPFF

    The Company's activities have been financed through a subordinated note agreement with CPFF. In September 1996, the Company executed a Subordinated Promissory Note (the "Note") in favor of CPFF in the principal amount of $1,200,000 and bearing an annual interest rate of eight (8%) percent. Under its original terms, the principal and accrued interest under the Note were to be paid in full on the earlier of September 15, 1997, or the date on which the Company's common stock became listed or quoted on a national basis. During 1996 and 1997, the Company incurred interest expense of $9,890 and $256,289, respectively, under the Note. Between September 1997 and February 1998, the Company and CPFF amended the terms of the Note three times to provide for increases in the principal balance to $3,230,000, and to extend the maturity of the Note to the earlier of December 31, 1998 or the consummation of the IPO. At December 31, 1997 and 1996, the principal balance under the Note was approximately $565,000 and $2,875,000, respectively. In connection with the IPO in February 1998, the entire Note balance was repaid.

  OTHER COMMITMENTS

    In January 1997, the Company entered into a four year lease agreement with CPFF pursuant to which the Company leases furniture and office equipment. Under this agreement the Company is obligated to make monthly rental payments to CPFF of $1,163. For the year ended December 31, 1997, the Company recognized approximately $14,000 of rental expense related to this lease agreement.

    The Company has entered into six-year employment agreements with three officers of the Company. These agreements provide for annual salaries plus potential bonuses and stock option grants as determined by the Compensation Committee of the Board of Directors.

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

5. STOCK OPTIONS AND WARRANTS

    In May 1997, the Company granted to one of its consultants a warrant for the purchase of 7,561 shares of common stock at an exercise price of $2.65 per share. This warrant is exercisable in whole or in part at any time up to its expiration date in May 2007. In connection with the issuance of this warrant, the Company recorded a non-recurring, non-cash compensation expense of $20,000 reflecting the difference between the exercise price for the shares and the estimated fair value of the warrant at the date of grant.

    In connection with the Great Western Directories, Inc. ("Great Western") acquisition agreement, the Company issued warrants to purchase 756,078 shares of common stock at $6.61 per share. Based on an independent appraisal, the fair value of these warrants was determined to be $367,000 on the date of grant, which was recorded as deferred acquisition costs by the Company.

    In June 1997, the Company granted options for the purchase of 775,000 shares of common stock at an exercise price equal to the fair value of a share of common stock at the date of grant, specifically $2.50 per share, to three individuals. In December 1997, two of these individuals exchanged their options to purchase 525,000 shares of common stock for ten-year, fully vested warrants to purchase a like number of shares of common stock at the same exercise price.

    In June 1997, the Company's Board of Directors approved a Stock Awards Plan (the "Plan") which provides for the granting or awarding of incentive or non-qualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, and key employees of the Company. The number of shares of common stock authorized and reserved for issuance under the Plan is 3,500,000 shares.

    During 1997, the Company agreed to make various grants and awards under the Plan to employees and officers of the Acquired Companies, and to certain individuals who became officers of the Company. These options will be exercisable at the initial offering price and have various vesting and termination provisions. In addition, the Company has agreed to compensate each of its outside directors with an option award for 15,000 shares of common stock upon election to the board and an additional option award of 5,000 shares of common stock upon each subsequent re-election of the director. At December 31, 1997, no director options had yet been granted.

    During December 1997, the Company awarded to three of its officers ten-year options to purchase 1,275,000 shares of common stock, consisting of options for 300,000 shares exercisable at $2.50 per share which vest in full at the end of three months, and options for 975,000 shares of common stock exercisable at the initial public offering price ($14.00) which vest in three equal increments on the first three anniversaries of the date of grant. During the year ended December 31, 1997, the Company recognized $870,000 of compensation expense related to these options.

    At December 31, 1997, there were 2,225,000 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1997 was $8.63 using the Black-Scholes model with the following assumptions: weighted-average risk-free interest rate of 6.50%, expected life of 10 years, expected volatility of 60%, and an expected dividend yield of zero percent.

    The Company applies APB Opinion No. 25 in accounting for the Plan. Accordingly, apart from the compensation expense referred to above, the Company has not recognized compensation expense related to the issuance of options for the purchase of its common stock. Had the Company determined compensation expense based on the fair value at the date of grant for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                         1997
                                                         ----
Net loss:
    As reported...................................    $3,200,035
    Pro forma.....................................    $5,972,195

Basic and diluted loss per share:
    As reported...................................    $     0.39
    Pro forma.....................................    $     0.73

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

    At December 31, 1997, the range of exercise prices and weighted-average remaining contractual lives of the options was $2.50 to $14.00 per share and 10 years, respectively. No options were exercisable at December 31, 1997. Stock option activity during the periods indicated is as follows:

                                     NUMBER OF       WEIGHTED AVERAGE
                                      SHARES          EXERCISE PRICE
                                     ---------       ----------------
Balance, December 31, 1996.......           --            $   --
    Options granted..............    1,275,000             11.29
                                     ---------            ------
Balance, December 31, 1997.......    1,275,000            $11.29
                                     =========            ======

6. SUBSEQUENT EVENTS

    In January 1998, the Company entered into an agreement with a certain utility company regarding the possible creation of a strategic alliance. Under the terms of the agreement, which was consummated contemporaneously with the closing of the initial public offering, the Company issued 142,857 shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock") with an aggregate liquidation preference of $2 million. The Preferred Stock is convertible into shares of common stock at the initial public offering price ($14.00) eighteen months after the consummation of the initial public offering. The Preferred Stock does not pay dividends and is not entitled to vote in the election of directors. If a strategic alliance has not been entered into by the 13th month after the initial public offering, the Company may, at its option, redeem the Preferred Stock for total proceeds of $1.25 million. The Company has discussed, and continues to discuss, similar strategic alliances with other utility companies.

    In February 1998, the Company's Board of Directors approved an approximately 1-for-2.645 reverse stock split, subject to stockholder approval. This reverse stock split has been reflected retroactively for all periods presented.

    In February 1998, the Company completed an initial public offering of 8,000,000 shares of its common stock, and closed on the Acquisitions. Proceeds from the IPO, net of offering costs, were $99.9 million of which $84.1 million was paid to acquire the Acquired Companies, $3.6 million was paid to retire debt of the Company and the Acquired Companies, and $1.75 million was paid to a stockholder for a five-year non-compete agreement. Stockholders of the Acquired Companies who became executive officers or directors of the Company upon the consummation of the Acquisitions received approximately $35.6 million of the cash purchase price paid in the Acquisitions.

    Prior to the pricing of the IPO, Richard O'Neal, the principal shareholder of Great Western, expressed disagreement with the effect of the reverse stock split on certain warrants that had been issued to the stockholders of Great Western at the time of the execution of the initial acquisition agreement between the Company and Great Western (the "Warrants"). CPFF and Mr. O'Neal agreed to engage in good faith negotiations to determine the type and amount of any consideration appropriately payable by CPFF to the holders of the Warrants following the consummation of the IPO. As of March 23, 1998, no negotiated settlement had been reached and Mr. O'Neal had delivered to CPFF a demand for binding arbitration. CPFF has agreed not to effect any distribution of the Company's Common Stock to its interest owners prior to the resolution of these matters. The resolution of this matter is solely between CPFF and the principal shareholder of Great Western. The Company shall have no liability with respect to the resolution of this matter and no additional Common Stock or equivalents will be issued in connection therewith. In no event shall any assets of the Company be used too satisfy any negotiated settlement or arbitration award.

             ADVANCED COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

7. NEW ACCOUNTING STANDARDS

    In 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for reporting information about operating segments in annual financial statements and requires that enterprises report selected information about operating segments in interim financial reports issued to shareholders. The Company will adopt the statement for its year end 1998 financial statements. The Company is currently evaluating the impact that the statement will have on its reportable segments. Adoption of this statement will have no impact on the Company's net income, financial position or cash flows.

    In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", ("SFAS 132"). This statement requires additional pension related disclosures. Adoption of this statement will have no impact on the Company's net income, financial position or cash flows.

    In March 1998, the American Institute of Certified Public Accountants (AICPA), issued Statement of Position 98-1 (SOP 98-1), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP is effective for financial statements for fiscal years beginning after December 15, 1998, with earlier application encouraged. The Company currently accounts for its software costs generally in accordance with this SOP.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The Company is in compliance with this SOP.

                               BOARD OF DIRECTORS

RICHARD P. ANTHONY
  Chairman of the Board, President and Chief Executive Officer of Advanced Communications Group, Inc.

FENTRESS BRACEWELL
  Director of First Investors Financial Services, Inc., retired partner of Bracewell & Patterson, Attorneys at Law.

JAMES F. CRAGG
  Executive Vice President, Sales and Marketing, Advanced Communications Group, Inc.

TODD J. FEIST
  Vice President of Telecommunications Services Group Central Region of Advanced Communications Group, Inc.

E. CLARKE GARNETT
  President of KINNET, KINNI, L.C. and Liberty Cellular, Inc.

REGINALD J. HOLLINGER
  Managing Director and Group Head of the Telecommunications Investment Banking Group at PaineWebber Incorporated.

DAVID M. MITCHELL
  Investor in the telephone business.

RICHARD O'NEAL
  President--Directory Services Group of Advanced Communications Group, Inc.

FRED L. THURMAN
  President of the Telecommunications Services Group of Advanced Communications Group, Inc.

WILLIAM H. ZIMMER III
  Executive Vice President, Chief Financial Officer, Treasurer and Secretary of Advanced Communications Group, Inc.

                             CORPORATE INFORMATION

CORPORATE HEADQUARTERS
  Advanced Communications Group, Inc.
  390 South Woods Mill Road, Suite 150
  St. Louis, Missouri 63017
  (314) 205-8668

TRANSFER AGENT AND REGISTRAR
  Continental Stock Transfer and Trust Company
  2 Broadway
  New York, New York 10004

SHAREHOLDER ADMINISTRATION
  Inquiries relating to address corrections, lost certificates, changes of registration, stock certificate holdings and other shareholder account matters should be directed to Advanced Communications Group, Inc.'s transfer agent, Continental Stock Transfer and Trust Company, at the address or telephone number above.

COMMON STOCKHOLDERS
  As of May 31, 1998, there were approximately 94 holders of record of Advanced Communications Group, Inc. common stock.

COMMON STOCK PRICE RANGE

                                         1998
                                   ----------------
                                   HIGH         LOW
                                   ----         ---
1st Quarter (February 12, 1998
  through March 31, 1998)......   16 3/4       13 1/4

2nd Quarter....................   15 1/2      6 15/16

STOCK EXCHANGE LISTING
  Advanced Communications Inc. common stock is listed on the New York Stock Exchange and trades under the ticker symbol ADG.

FORWARD-LOOKING STATEMENTS
  This Report contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements. Readers are referred to "Management's Discussion and Analysis of Financial Condition and Results of Operations" which identifies important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.

FORM 10-K
  A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K/A may be obtained from the Company at no charge. Direct your requests in writing to:

  Corporate Secretary
  Advanced Communications Group, Inc.
  390 South Woods Mill Road, Suite 150
  St. Louis, Missouri 63017

ANNUAL MEETING
  The Annual Meeting of Stockholders will be held July 29, 1998, at 11:00 a.m. at the Marriott West Hotel and Conference Center, 660 Maryville Centre Drive, St. Louis, Missouri 63141

INDEPENDENT PUBLIC ACCOUNTANTS
  KPMG Peat Marwick LLP
  10 S. Broadway
  St. Louis, Missouri 63102

GENERAL COUNSEL
  Blackwell Sanders Peper Martin LLP
  720 Olive Street
  St. Louis, Missouri 63101

                             ACG CORPORATION LOGO

                           390 SOUTH WOODS MILL ROAD
                                   SUITE 150
                              ST. LOUIS, MO 63017
                                (314) 205-8668